Exhibit 99.5

CITY OF ATLANTA

55 TRINITY AVENUE, S.W
SHIRLEY FRANKLIN	ATLANTA, GEORGIA 30303-0300
MAYOR	TEL (404) 330-6100

April 2, 2007

Mr. Joe Leonard

Chairman and CEO

AirTran Airways

9955 AirTran Blvd.

Orlando, FL 32827

Dear Joe:

AirTran Airways and the city of Atlanta are partners in growth, and we are excited that you are continuing to grow your operations in Atlanta.

When I was elected Mayor of Atlanta in November 2001, AirTran Airways operated 144 flights per day from Atlanta to 35 cities. In the summer schedule for 2007, AirTran Airways will operate 262 flights per day to 54 cities. That’s impressive growth. Hartsfield-Jackson Atlanta International Airport is the economic engine for the city, and AirTran Airways’ impressive growth has helped keep the Atlanta economy strong and has promoted competition at the world’s busiest airport.

Joe, I was pleased to be at the airport with you and Bob, your board, and the CEO of Boeing Commercial Airplanes when you made the announcement on July 1, 2003, to order 110 new Boeing aircraft. With the arrival of the new aircraft, AirTran Airways has added jobs to the Atlanta economy – from a new pilot training center to a new hangar to a new reservations center to a ground training center. Today, out of the 8,000 AirTran Airways’ Crew Members, about 5,500 work in the Atlanta area. AirTran Airways is a major employer in the City.

The Atlanta consumer has received numerous benefits from AirTran Airways including the tremendous savings created by offering low fares every day. By offering low fares, AirTran Airways has stimulated traffic at Hartsfield-Jackson Atlanta International Airport. While it is the busiest airport in the world, we are fortunate to have two airlines with large hubs at the airport. We appreciate the great service AirTran Airways provides from Hartsfield-Jackson.

Finally, we appreciate AirTran Airways’ presence in the community. Your community support has been inspiring. Whether it is supporting the homeless, the hungry, the poor, the less fortunate, the under-educated, AirTran Airways shows its compassion through its deeds. Your support of organizations such as Travelers Aid, Junior Achievement, Samaritan House, Partnership Against Domestic Violence, Leadership Atlanta, Atlanta Business League, the Metro Atlanta Chamber of Commerce, the Woodruff Arts Center, CHRIS Kids, etc., is incredible.

AirTran Airways rises to the occasion when asked. You were instrumental in helping Atlanta secure the Dr. Martin Luther King Jr. papers by making a donation. When New Orleans Mayor Ray Nagin called me for help with rest and relaxation trips for the city police and firefighters, AirTran Airways was the first to step in and operate charters. AirTran Airways made a lot of new friends when you stepped up to the plate and operated the charters for the Bluffton University baseball team after their horrendous crash in Atlanta. You showed a team, a college, a town, a community that Atlanta cares by offering free charter flights for the team.

I am proud to serve as Mayor in Atlanta, and I look forward to seeing more growth of AirTran Airways. AirTran Airways and Atlanta – a winning combination.

Sincerely

Shirley Franklin